Exhibit 99.1

Alteryx Appoints Former Google Executive, Anjali Joshi, to Its Board of Directors

IRVINE, Calif.—March 10, 2021—Alteryx, Inc. (NYSE: AYX), a leader in analytic process automation (APA™), today announced the appointment of Anjali Joshi to its board of directors (BOD), effective March 5, 2021. Joshi is an experienced technology executive who has managed the development of several Google properties that reach billions of users.

“We are fortunate to have Anjali join the Alteryx board. She is an accomplished leader who led major improvements in product experiences at Google using big data and automation, combined with intuitive user interfaces,” said Mark Anderson, chief executive officer of Alteryx. “We look forward to adding her deep experience to our board as we drive this next phase of Alteryx’s growth.”

As Vice President of Product Management at Google, Joshi led product development for Emerging Markets, Search and Image Search, Maps, Global Infrastructure and other core businesses. Prior to Google, she was the executive vice president of engineering at Covad Communications, Inc. and helped scale the organization from a start-up to a publicly traded company.

“I’m excited to join the board at Alteryx and contribute to the company’s automation-first vision for analytics and data science,” said Joshi. “The innovative work Alteryx is doing with automation to make analytics and data science accessible to everyone has the power help every organization achieve transformational impact.”

Joshi holds a bachelor’s degree in electrical engineering from the Indian Institute of Technology, a master’s degree in computer engineering from University of Buffalo and a second master’s degree in management science and engineering from Stanford University. She currently serves as a board member for Iteris and Lattice Semiconductor.

About Alteryx

As a leader in analytic process automation (APA), Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation. Organizations of all sizes, all over the world, rely on the Alteryx Analytic Process Automation Platform™ to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

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